Exhibit 10.17

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit A-1

This Exhibit A-1 Replaces Exhibit A to the Supply Agreement dated May 22, 2020 between Thinxxs Microtechnology AG And TALIS BIOMEDICAL CORPORATION (“Talis”)

PRODUCTS

[...***...]

[...***...]. In addition, and without limiting the foregoing, thX and Talis agree in good faith on cost reduction goals and shall work together to achieve such goals via process changes, material changes and other improvements to Products. The benefit of cost reductions shall be shared between the parties

2. Product Specifications (Including Acceptance Criteria)

Product Specifications are available as follows:

[...***...]

4. Key Performance Indicators (KPI’s)

thX will provide Talis with the following reports on a quarterly basis for the following:

•
On Time Delivery
•
Cost Reductions
•
Benchmarking (and lead time reduction to meet benchmarks)
•
On Hand Inventory, Projected Available, Critical Items

ThX will start and/or maintain a continuous improvement strategy for Product quality, cost, delivery, inventory reduction and service including the above stated KPI’s

[...***...]

[...***...]

thinXXS Microtechnology AG Talis Biomedical Corporation

By: /s/ Joe Rytell By: /s/ Roger Moody

Name: Joe Rytell Name: Roger Moody

Title: Managing Director Title: Chief Financial Officer

PURCHASE AGREEMENT

This Purchase Agreement (the “Purchase Agreement”), entered into as of 13 December 2021 (the “Effective Date”) sets forth the terms of the agreement between Talis Biomedical Corporation (“Talis” or the “Company”) and thinXXS Microtechnology AG (“thX”) (each a “Party” and together, the “Parties”) regarding purchase commitments made under the Supply Agreement executed between the Parties as of August 12, 2020 (the “Supply Agreement”).

1 Definitions

1.1 Any capitalized terms not specifically defined in this Purchase Agreement shall be given the definition set forth in the Supply Agreement.

1.2 “Raw Cards” shall mean a Product that is a [...***...] as described in the Specifications contained in attached Exhibit 1 (the “Raw Card Specifications”), and the Parties acknowledge and agree that the Raw Card Specifications are hereby incorporated into Section 2 of Exhibit A-1 to the Supply Agreement.

2 Purchase Commitment.

2.1 Talis shall purchase a minimum of [...***...] Raw Cards per [...***...] from thX during the period of [...***...] (the “Committed Quantity”) at a purchase price of [...***...]. Upon execution of this Purchase Agreement, Talis shall issue a purchase order for [...***...]. For the sake of clarity, the Parties agree that the obligations, rights and remedies of each Party provided under the Supply Agreement shall apply to the Purchase PO. Subject to each Party’s obligations, rights and remedies under the Supply Agreement, the purchase of the Committed Quantity is a [...***...]. Within [...***...] of the Effective Date of this Purchase Agreement, Talis will issue a Purchase Order (the “Purchase PO”) in the amount of [...***...] for the remainder of the Committed Quantity. For clarity, subject to the terms of this Purchase Agreement, the Purchase PO constitutes a binding and noncancelable commitment on Talis to purchase and on thX to manufacture and supply the Committed Quantity of Raw Cards set forth in such Purchase PO. If thX fails to timely provide Raw Cards in accordance with the Specifications, the Quality Agreement, timing requirements, and all other requirements of the Supply Agreement, the Parties rights and responsibilities will be determined by the terms of the Supply Agreement, including that if there is any Chronic Supply Delay, the Parties agree that Talis may choose to waive the Committed Quantity for any [...***...] impacted by a Chronic Supply Delay.

2.2. The Parties acknowledge and agree that in order for Talis to receive the intended benefit and use of the Committed Quantity of Raw Cards, thX must manufacture and supply the requested quantity of reagent plugs in accordance with the applicable Specifications and the Quality Agreement. As such, the Parties further acknowledge and agree that [...***...]

[...***...].

3 Contract Revisions

3.1 Purchase Order Number 2020112038. The Parties agree to cancel existing Purchase Order Number 2020112038 dated 25 November 2020, including its reissuance on 16 March 2021 as PO-000204 (the “Raw Card PO”).

3.2 Release of Claims. Each Party, on behalf of itself and its parents, subsidiaries, affiliates, and insurers, successors, agrees to fully release and discharge the other Party from and for any and all rights, claims, controversies, damages, expenses, costs, obligations, causes of action, counterclaims, cross-claims, rights of set-off and recoupment, suits, debts, sums of money, accounts, breaches of duty, covenants, contracts, agreements, promises, judgments, executions, demands and liabilities of any nature whatsoever, in law or otherwise, whether known or unknown, that have ever existed, that now exist, or that may exist in the future, related in any way to the Raw Card PO.

3.3 Supply Agreement

3.3.1 Completion of Production Lines. The Parties have both met their obligations to design and establish semi-automated Production Lines in accordance with Section 2.3 of the Supply Agreement. At a future date, at Talis’s request, the Parties shall enter into a mutually agreed upon Statement of Work under which thX will establish a Production Line that delivers complete cards at the Automated Product Price of [...***...], subject to the conditions set forth in Exhibit A-1.

3.3.2 Raw Material Purchasing. Upon (a) [...***...], and notwithstanding Section 4.1(b) of the Supply Agreement, Talis will transfer to thX the Third Party Supplier parts listed in Exhibit 2 to this Purchase Agreement that are in Talis’s possession and on order by Talis (“Talis Third Party Supplier Parts”) up to [...***...] to support its manufacture of Talis’s Committed Quantity and any additional Talis Third Party Supplier Parts [...***...] in order to fulfill any future Talis order (“Transferred Inventory”). Talis acknowledges and agrees that thX will charge Talis [...***...] of the Transferred Inventory upon thX’s receipt of any portion of the Transferred Inventory from a Third Party Supplier or Talis, as requested by thX. For clarification and not limitation, once Third Party Supplier Parts are entirely shipped to thX (upon its request), thX shall on a going-forward basis, purchase the Raw Materials listed in Exhibit 2 to this Purchase Agreement as well as all Third Party Supplier parts required to manufacture Consumables from Third Party Suppliers and thX shall bill Talis [...***...] of Third Party Supplier Parts it purchases directly from Third Party Suppliers plus [...***...] when invoiced by such Third Party Suppliers. The Parties agree that all Third Party Supplier Parts and Raw Materials which are the subject of this subsection 3.3.2 shall be considered “Talis-Supplied Materials” as defined under the Supply Agreement during the Term of this Purchase Agreement [...***...]. After the end of the Term of this Purchase Agreement, all Third Party Supplier Parts and Raw Materials shall be deemed thX supplied materials[...***...].

3.3.3 [...***...] Annual Commitment PO. In view of the purchase commitment and associated Purchase Order set forth in Section 2 of this Purchase Agreement, [...***...]. The obligations associated with Section 3.4 of the Supply Agreement will [...***...].

3.4 Rolling Monthly Forecasts. In accordance with Section 3.3 of the Supply Agreement, on the first Business Day of each month, commencing on [...***...], Talis will provide thX with updated Rolling Monthly Forecasts. For clarity, other than as set forth in Section 2 of this Purchase Agreement or as secured by a binding Purchase Order as set forth in Section 3.5 of this Purchase Agreement, each Rolling Monthly Forecast shall be non-binding on both Parties; rather, the Rolling Monthly Forecasts will reflect Talis’s good faith expectation, at the time of submission of the forecast, of the quantity of Products Talis expects to order during the applicable [...***...] period.

3.5 Orders in Excess of Purchase PO. During the Term, [...***...], Talis may place a Purchase Order for Products in excess of the Committed Quantity per [...***...] recited in Section 2 ( “Excess PO”) by submitting to thX a written purchase order using Talis’s standard purchase order form, which shall (a) specify any quantity of Products (by Product type) in excess of the quantities set forth in the Purchase PO, (b) provide delivery dates for any such Product, and (c) include any reasonable special shipping, storage or other instructions applicable to such order. thX shall promptly (in all cases within [...***...] send its acceptance, rejection, or counter-offer of each Excess PO to Talis in writing, and any acceptance will be a binding obligation on thX to fulfill such Purchase Order at the prices set forth in Exhibit A-1, provided however that the pricing set forth therein shall [...***...]. thX shall use [...***...] to implement a second shift in order to accommodate an Excess PO.

3.6 Except as specifically set forth above and Exhibit A-1, in all other aspects, the Supply Agreement (and all of its terms and conditions contained therein) shall remain in full force and effect and continue to govern the parties’ ongoing relationship. To the extent any provisions in the Purchase Agreement conflict, other than those changes set forth in this Section 3 and Exhibit A-1 of this Purchase Agreement above, with any provisions in the Supply Agreement and cannot be read together in a consistent manner, then the terms of the Supply Agreement control.

3.7 License to Finish Raw Cards Manufactured by thX.

(a) During the term of the Supply Agreement and, further limited, to the period of time in which the Parties agree that Talis will Functionalize the Raw Cards, thX hereby grants to Talis a nonexclusive, worldwide, non-transferable, revocable, royalty-free and fully paid license to: (i) Functionalize, or sublicense to third parties that are not thX Competitors to Functionalize, the Raw Cards supplied by thX under the Supply Agreement to produce Consumables; and (ii) make, have made, use, sell, have sold, offer for sale, and import such Consumables Functionalized in accordance with subsection 3.9(a)(i). “Functionalize” shall mean [...***...]. No license is granted beyond the grant expressly set forth above.

b) In connection with the exercise of the license granted above, thX shall provide, [...***...], applicable technology transfer and related training to enable Talis to set up facilities to Functionalize the Raw Cards to produce Cartridge. For the avoidance of doubt, thX consultation with respect to the production Equipment shall include advice regarding the Specifications for and setup of such production Equipment.

4 [...***...] Payment. As consideration for settlement of Talis’s cancellation of the Raw Card PO and the Release of Claims set forth in Section 3.2 Talis will (i) issue the Purchase PO and purchase of the Committed Quantity thereunder, and (ii) pay thX the total reconciliation amount of [...***...]

[...***...]. The Payment shall be paid electronically to the bank account as specified by thX with specific account information sufficient for Talis to pay the Payment electronically by such date.

5 Term. This Purchase Agreement is effective as of the Effective Date and will extend until December 31, 2022, unless the Supply Agreement is terminated in accordance with the terms of Section 11.2 of the Supply Agreement, in which case Purchase Agreement will terminate on the same date as the Supply Agreement. Sections 6 and 7 shall survive any expiration or termination of this Purchase Agreement.

6 Miscellaneous. This Purchase Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between thX and the Talis with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes all other such promises, warranties or representations. No amendment, modification or addition to this Purchase Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. If any provision of this Purchase Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Purchase Agreement and the provision in question will be modified so as to be rendered enforceable. This Purchase Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois without regard to conflict of laws principles with venue and personal and subject matter jurisdiction agreed to be all exclusively in the state or federal courts located in Chicago, Illinois. Any ambiguity in this Purchase Agreement shall not be construed against either Party as the drafter. Any waiver of a breach of this Purchase Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

7 This Purchase Agreement may be separately executed in one or more separate counterparts, and all of such separately signed counterparts shall constitute one and the same agreement upon exchange. The Parties agree that facsimile or electronic signatures shall be as effective as if originals.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the Effective Date.

TALIS BIOMEDICAL CORPORATION

By: /s/ Roger Moody

Name: Roger Moody

Title: Chief Financial Officer

Date: Dec 15, 2021

thinXXS Microtechnology AG

By: /s/ Joe Rytell

Name: Joe Rytell

Title: Managing Director

Date: Dec 15, 2021

Exhibit 1

Raw Card Specifications

Product Specifications are available as follows:

[...***...]

Exhibit 2

thX Purchase / Transfer from Talis of Third Party Supplier Parts

[...***...]